
------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
|F O R M 5 |                                       Washington, D.C.  20549                            |        OMB APPROVAL       |
------------                                                                                           ---------------------------
                                      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number        3235-0362|
[ ] Check this box if                                                                                 |Expires: October 31, 2001  |
    no longer subject     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     | Estimated average burden  |
    to Section 16.          Section 17(a) of the Public Utility Holding Company Act of 1935 or        | hours per response....1.0 |
[ ] Form 3 Holdings Reported       Section 30(f) of the Investment Company Act of 1940                 ---------------------------
[ ] Form 4 Holdings Reported
-----------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol   |6. Relationship of Reporting Person to Issuer|
|                                       |                                           |   (Check all Applicable)                    |
|    Regan, Jr.       Hugh        T.    |          inTEST Corporation (INTT)        |                                             |
|                                       |                                           |      Director                10% Owner      |
|---------------------------------------|-------------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for    |   X  Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year       |  --- (Give title below)  --- (Specify below)|
|    c/o inTEST Corporation             |  (Voluntary)         |                    |                                             |
|    7 Esterbrook Lane                  |                      | December 31, 2000  |   Treasurer and CFO                         |
|---------------------------------------|                      |--------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,    |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of          |   (Check Applicable Line)                   |
|                                       |                      |   Original         |                                             |
|                                       |                      |   (Month/Year)     |   X   Form filed by One Reporting Person    |
|                                       |                      |                    |  ---                                        |
|                                       |                      |                    |       Form filed by More than One Reporting |
|    Cherry Hill     NJ         08003   |                      |                    |  ---    Person                              |
|---------------------------------------|----------------------|--------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                            |
|                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security  |2.Transaction |3.Transaction|4.Securities Acquired (A) |5.Amount of   |6.Ownership |7. Nature of Indirect  |
|  (Instr. 3)         |  Date (M/D/Y)|  Code       |  or Disposed of (D)      | Securities   |  Form:     |   Beneficial          |
|                     |              |  (Instr. 8) |  (Inst. 3, 4 and 5)      | Beneficially |  Direct (D)|   Ownership           |
|                     |              |-------------|--------------------------| Owned at End |  or In-    |   (Instr. 4)          |
|                     |              |             |            |(A)|         | of Issuer's  |  direct(I) |                       |
|                     |              |     Code    |   Amount   |(D)|  Price  | Fiscal Year  |  (Instr. 4)|                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|
|                     |              |             |            |   |         |              |            |                       |
|---------------------|--------------|-------------|------------|---|---------|--------------|------------|-----------------------|

PAGE 1 OF 2


* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of|6.Date Exer-|7.Title & Amount |8.Price of |9.Number of |10.Owner-|11.Nature|
|  Derivative| sion or  | action |  action| Derivative| cisable and|  of Underlying  | Derivative| Derivative |  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  | Securities| Expiration |  Securities     | Security  | Securities |  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)| Acquired  | Date(M/D/Y)| (Instr. 3 and 4)| (Instr. 5)|Beneficially| Deriva- |  Benefi-|
|            |Derivative|        |        |(A) or Dis-|------------|-----------------|           | Owned at   | tive    |  cial   |
|            |Security  |        |        |posed of(D)|Date |      |       |         |           | End of     | Security|  Owner- |
|            |          |        |--------|-----------|Exer-|Expir-|       |Amount or|           | Year       | Direct  |  ship   |
|            |          |        |        |      |    |cisa-|ation |       |Number of|           | (Instr. 4) | (D) or  |(Instr 4)|
|            |          |        |  Code  | (A)  |(D) | ble | Date |Title  |  Shares |           |            |(Instr.4)|         |
|------------|----------|--------|--------|------|----|-----|------|-------|---------|-----------|------------|---------|---------|
|            |          |        |        |      |    |     |      |       |         |           |            |         |         |
|            |          |        |        |      |    |     |      |       |         |           |            |         |         |
|------------|----------|--------|--------|------|----|-----|------|-------|---------|-----------|------------|---------|---------|
|Employee    |          |        |        |      |    |     |      | Common|         |           |            |         |         |
|Stock Option| $10.00   | 8/11/00|   A    |50,000|    | (1) |8/10/10  Stock| 50,000  |           |   50,000   |    D    |         |
|(Right to   |          |        |        |      |    |     |      |       |         |           |            |         |         |
| Buy)       |          |        |        |      |    |     |      |       |         |           |            |         |         |
|------------|----------|--------|--------|------|----|-----|------|-------|---------|-----------|------------|---------|---------|
|            |          |        |        |      |    |     |      |       |         |           |            |         |         |
|------------|----------|--------|--------|------|----|-----|------|-------|---------|-----------|------------|---------|---------|
|            |          |        |        |      |    |     |      |       |         |           |            |         |         |
|------------|----------|--------|--------|------|----|-----|------|-------|---------|-----------|------------|---------|---------|


Explanation of Responses:

(1) Exercisable in annual increments of 20% beginning on August 11, 2001.




    /s/Hugh T. Regan, Jr.                           2/12/2001
------------------------------------------       --------------
**Signature of Reporting Person                       Date

**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.  See 18 U.S.C. 1001 and
    15 U.S.C. 78ff(a).


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